December 18, 2008
IMMEDIATE RELEASE
Contact:  Thomas G. Bevivino
410.260.2000

Severn Bancorp, Inc. Announces Fourth Quarter Dividend

Severn Bancorp, Inc. (Nasdaq – SVBI) the parent company of Severn Savings Bank, FSB and Hyatt Commercial, today announced that its Board of Directors has declared a regular quarterly dividend of $.06 per share for the fourth quarter of 2008.  This dividend is payable on January 15, 2009 to shareholders of record as of the close of business on December 31, 2008.
“We continue to be impacted by the national recession, and its impact on loan delinquencies and the resulting increase in our provision for loan losses,” said Alan J. Hyatt, President and Chief Executive Officer.  “However during the fourth quarter, we successfully completed our private placement offering of preferred stock and subordinated notes, and successfully completed a sale of preferred stock to the US Department of Treasury as part of its TARP Capital Purchase Program.  These transactions have enabled us to declare a regular quarterly dividend and maintain a strong capital position.”
With approximately $960 million in assets, Severn Savings Bank, FSB is a full service community bank offering a wide range of personal and commercial deposit products, as well as residential and commercial mortgage lending in Anne Arundel County and, to a lesser extent, in other parts of Maryland, Delaware and Virginia.  The Bank has four branch locations, at 200 Westgate Circle and 1917 West Street in Annapolis, 413 Crain Highway in Glen Burnie and 3083 Solomon’s Island Road in Edgewater.  Severn’s website is www.severnbank.com.
For additional information or questions, please contact Thomas G. Bevivino, or S. Scott Kirkley, Executive Vice Presidents, Severn Bancorp, Inc. 200 Westgate Circle, Suite 200, Annapolis, Maryland 21401, 410.260.2000, e-mail: tbevivino@severnbank.com or skirkley@severnbank.com.

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